Exhibit 99.1

Alaska Communications Declares One-time Dividend of $0.09 Per Share

ANCHORAGE, Alaska--(BUSINESS WIRE)--March 10, 2020--The Board of Directors of Alaska Communications Systems Group, Inc. (the "Company") (NASDAQ:ALSK) today announced the Board of Directors declared a one-time cash dividend of $0.09 per share, or approximately $5 million. This dividend will be paid June 18, 2020 to shareholders of record as of April 20, 2020.

Alaska Communications Chairman David W. Karp said, “We are encouraged by the Company’s strong performance over the past several years and management’s ability to drive business and wholesale revenue growth. The board is cognizant of balancing the Company’s capital needs and shareholder value. With our strong Adjusted Free Cash Flow performance for 2019, the board is pleased to issue a one-time dividend and is confident that management will continue to deliver long-term growth.”

The board emphasized that this is a one-time dividend, and there are no immediate plans to reinstate a quarterly dividend. Although the Company anticipates its financial performance will continue to improve going forward, the amount and timing of dividends, if any, remain subject to the discretion of the Company's board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity and capital requirements of the Company, conditions specified under the Company’s credit agreements and other factors deemed relevant by the board of directors.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is a leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit http://www.alaskacommunications.com or http://www.alsk.com.

Contacts

Alaska Communications Systems Group, Inc.
Media Contact:
Heather Cavanaugh, 907-564-7722
or
Investor Contact:
Tiffany Smith, 907-564-7556
investors@acsalaska.com